SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                               (Amendment no. __)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                           ASANTE TECHNOLOGIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)   Title of each class of securities to which transactions applies:

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(2)   Aggregate number of securities to which transactions applies:

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      calculated and state how it was determined):

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[ ]   Fee paid previously with preliminary materials.
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      Rule  0-11(a)(2)  and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                            ASANTE TECHNOLOGIES, INC.

                   -----------------------------------------

                    Notice of Annual Meeting of Stockholders
                         To Be Held On February 26, 1999


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Asante Technologies, Inc. (the "Company"), a Delaware corporation, will be held on February 26, 1999, at 10:00 a.m., local time, at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131 for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To increase the number of shares available for issuance under the Company's 1993 Employee Stock Purchase Plan by 100,000 shares.

         3. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent accountants for the fiscal year ending October 2, 1999.

         4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on January 4, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.


                                                    FOR THE BOARD OF DIRECTORS

                                                    Raj Matthew
                                                    Secretary

San Jose, California
January 25, 1999

                            ASANTE TECHNOLOGIES, INC.


                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Asante Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on February 26, 1999, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131. The telephone number at that location is (408) 435-8388.

         These proxy solicitation materials and the Company's Annual Report to Stockholders (on Form 10-K) for the year ended October 3, 1998, including financial statements, were mailed on or about January 25, 1999, to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

         Stockholders of record at the close of business on January 4, 1999, are entitled to notice of and to vote at the meeting. At the record date, 9,218,893 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. No shares of the Company's Preferred Stock are outstanding. Based on the last reported sale on the NASDAQ National Market on January 4, 1999, the market value of one share of the Company's Common Stock closed at $1.44.

Revocability of Proxies

         Any proxy given may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

         Each share shall have one vote for the election of directors, unless cumulative voting is invoked. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (four) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than four directors. However, no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the candidates in nomination. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees as possible. See "Proposal 1-Election of Directors." On all other matters, each share has one vote.

         The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Deadline for Receipt of Stockholder Proposals

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 Annual Meeting must be received by the Company no later than September 21, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

         Wilson Wong, Jeff Lin, Edmond Tseng and Michael Kaufman were re-elected to the Board of Directors at last year's Annual Meeting of Stockholders. There are currently six seats authorized on the Board of Directors, four of which will be filled by directors to be elected at the Annual Meeting.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than six duly nominated persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such director's successor has been elected and qualified.

                                                                                              Director
    Name               Age                    Principal Occupation                             Since
    ----               ---                    --------------------                             -----
Wilson Wong            51          President  and  Chief  Executive  Officer of the            1988
                                   Company and Chairman of the Board of Directors

Jeff Yuan-Kai Lin      47          President, Lite-on Communications, Inc.                     1988

Michael D. Kaufman     56          Managing General Partner, MK Global Ventures                1995

Edmond Y. Tseng        51          President and Chief Executive Officer, OSE, Inc.            1989

         Mr. Wong co-founded the Company in 1988, and effective January 1, 1999 assumed the positions of President, Chief Executive Officer and Chairman of the Board of Directors, and will continue as Vice President of Engineering. Prior to his return to the Company as Vice President of Engineering on September 10, 1998, Mr. Wong was Chief Executive Officer of Pixo Arts Corporation. From 1994 to August 1997, he served as Vice President and General Manager for the Company. From 1993 to 1994, he served as Vice President and General Manager for the Company's Client Access products. From 1988 to 1993, he served as the Company's President and Chief Executive Officer.

         Mr. Lin co-founded the Company in 1988, and served as President, Chief Executive Officer and Chairman of the Board of Directors from July 1994 until December 31, 1998. Mr. Lin will continue to serve as a Director of the Company. Mr. Lin also held the position of Vice President of Engineering from November 1997 until August 1998. From June 1993 through July 1994, he served as Vice President, General Manager of Network Systems Business for the Company. From 1991 to 1993, he served as the Company's Chairman of the Board of Directors and Chief Operating Officer. From 1988 to 1991, Mr. Lin served as the Company's Vice President of Operations and Engineering, Chief Financial Officer and Secretary. Mr. Lin has assumed the position of President of Lite-On Communications Corporation which is an internetworking company located in Taiwan. Lite-on Communications is a subsidiary of Lite-On Group, which is one of Asante's OEM suppliers in Asia.

         Mr. Kaufman has served as Managing General Partner of MK Global Ventures, a venture capital management company, since he founded the firm in 1987. Mr. Kaufman also currently serves as a director of Davox Corporation, a provider of call technology and integration systems; Disc, Inc., a manufacturer of high-capacity storage libraries; Document Technologies, Inc., a manufacturer of high-resolution displays for document management systems; HyperMedia Communications, Inc., a wireless networking products manufacturer; Proxim, Inc., a publisher of "New Media" and other internet magazines, Syntellect Inc., a provider of voice processing and computer telephony integration, and Human Pheromone Sciences, Inc. (Erox Corporation), a manufacturer of fragrance and toiletry products.

         Mr. Tseng has served as President and Chief Executive Officer of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd., since January 1990. See "Security Ownership of Directors, Officers and Certain Beneficial Owners" and "Certain Relationships and Related Transactions." Prior to that time, Mr. Tseng was the Director of Engineering at Condata, Inc., an electronics products and engineering consulting company.

         There are no family relationships among the directors and executive officers of the Company.

Board Meetings and Committees

         The Board of Directors of the Company held a total of 5 meetings and did not act by written consent during the fiscal year ended October 3, 1998. During fiscal 1998, no director attended fewer than 75% of the meetings of the Board of Directors and its committees upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing similar functions.

         The Audit Committee of the Board of Directors which currently consists of Mr. Kaufman and Mr. Tseng met 1 time during the last fiscal year. The Audit Committee is responsible for reviewing annual audited financial statements, approving the services performed by the Company's independent accountants, and reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee is also responsible for handling disagreements with the Company's independent accountants or the termination of their engagement.

         The Compensation Committee of the Board of Directors which consisted of Mr. Kaufman and Mr. Lam met 1 time during the year. The Compensation Committee reviews and approves the Company's executive compensation policy, including the salaries and target bonuses of the Company's executive officers. In addition, the Compensation Committee administers the Company's stock plans, which includes recommending or approving the grant of options to new and existing employees (including officers and employee directors). Since the Compensation Committee held no meetings during the last fiscal year, the Company's compensation policies have been reviewed and ratified by the Company's Board of Directors.

         As of January 14, 1999, Mr. Lam resigned from the Board of Directors of the Company.

Compensation of Directors

         Directors who are employees of the Company receive no fees for services provided in that capacity, but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. See "EXECUTIVE COMPENSATION."

         Directors who are not employees of the Company receive a fee of $1,000 for each meeting attended and are also reimbursed for out-of-pocket expenses incurred in connection with their attendance of meetings at the Board of Directors and its committees.

         Non-employee Directors are also entitled to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, which was adopted by the Board of Directors in September 1993, and approved by the stockholders in October 1993, authorizes a total of 300,000 shares of Common Stock for issuance pursuant to options granted under the Directors' Plan. The Directors' Plan provides for an automatic grant of 40,000 shares of Common Stock to each non-employee Director on the date on which such individual first becomes a director. As approved by stockholders at the 1996 Annual Shareholder's Meeting, the Directors' Plan also provides that each non-employee Director will be granted additional options for the purchase of 10,000 shares of Common Stock at the Board meeting immediately following the annual anniversary date of the non-employee Director's commencement of service on the Board of Directors.

         Initial options granted under this plan have terms of ten years and typically the shares underlying the option vest over four years at the rate of 25% on the one year anniversary date, with the remaining shares vesting monthly in equal increments over the remaining three years. Subsequent options granted under this plan have a term of ten years and typically vest over the four years at the rate of 25% annually from the anniversary date. The exercise price of each option granted equals 100% of the fair market value of the Common Stock, based on the closing price of the Common Stock as reported on the NASDAQ National Market on the date of grant. Options granted under the Directors' Plan must be exercised within three months following the end of the optionee's tenure as a director of the Company, or within six months after the termination of a director's tenure due to death or disability. The Directors' Plan is designed to work automatically, without administration; to the extent administration is necessary, however, the Directors' Plan has been structured so that options granted to non-employee Directors who administer the Company's stock plans shall qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder.

         In September 1993, Mrs. Koh and Mr. Tseng each received options to purchase 40,000 shares of Common Stock exercisable at a price of $7.50 per share. In September 1993, Mr. Tsui received an option to purchase 40,000 shares of Common Stock exercisable at $9.00 per share. In July 1995, Mr. Kaufman received an option to purchase 40,000 shares of Common Stock exercisable at $4.63 per share. In March 1997, Mr. Lam received an option to purchase 40,000 shares of Common Stock exercisable at $4.56.

         Pursuant to the amendment of the Directors' Plan approved by the stockholders at the 1996 Annual Meeting, additional options for the purchase of 10,000 shares of Common Stock were automatically earned on the anniversary of each non-employee Director's service on the Company's Board and issued as of the date of the next Board meeting subsequent to such anniversary. Mr. Kaufman earned annual options for the purchase of 10,000 shares of Common Stock in April 1996, April 1997, and April 1998 at exercise prices of $5.88, $6.31 and $ 2.34, respectively. Annual options to Mr. Tseng for the purchase of 10,000 shares of Common Stock were issued in October 1997 and September 1996, $5.14 and $6.13 respectively. Mr. Tsui's annual options were issued in October 1997 and September 1996, at an exercise price of $5.14 and $6.63 respectively. Subsequent to the last fiscal year, annual options for the purchase of 10,000 shares of Common Stock were earned by Mr. Tseng and Mr. Tsui and granted in November 1998, at an exercise price of $2.38. Mr. Lam earned annual options for the purchase of 10,000 shares of Common Stock in March 1998 at an exercise price of $2.34.

Vote Required and Recommendation of Board of Directors

         The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

PROPOSAL 2 - AMENDMENT OF THE ASANTE TECHNOLOGIES, INC. 1993 EMPLOYEE STOCK PURCHASE PLAN

General

         In 1993, the Company adopted the Asante Technologies, Inc. 1993 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan currently is authorized to issue up to an aggregate of 500,000 shares of the Company's common stock. The shareholders are being requested at this annual Shareholders Meeting to approve an Amendment to the Purchase Plan to increase by 100,000 the number of shares that may be issued under the Purchase Plan. As of October 3, 1998, only 58,979 shares of common stock remained available for issuance under the Purchase Plan. The Board of Directors believes that the shares which remain available for issuance will be insufficient to achieve the purposes of the Purchase Plan over the term of the plan unless the additional shares are authorized and approved by the shareholders.

Purpose

         The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase common stock of the Company at a discount from the price quoted for the Company's stock on the NASDAQ National Market System ("NMS"). The Company believes that encouraging stock ownership among the Company's employees will provide an additional incentive to the Company's employees and a sense of ownership in the Company's success.

Administration

         The Compensation Committee of the Board of Directors (comprised of non-employee directors) has been delegated the authority to supervise the operation of the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors, whose decisions are final and binding upon all participants.

Eligibility

         All eligible employees of the Company, including executive officers other than Messrs. Lin and Wong, may participate in the Purchase Plan. An "eligible employee" is any person who is employed by the Company for at least 20 hours per week and more than five months in each calendar year and who has been so employed for at least three months with the Company. Non-employee directors of the Company may not participate in the Purchase Plan.

         As of October 3, 1998, there were 49 employees participating in the Purchase Plan.

         Due to the fact that participating employees of the Company determine on their own whether they wish to participate in the Purchase Plan and the amount of their salary they wish to allocate to the Purchase Plan, it is not possible to state the number of shares which may be purchased or who will choose to participate in the Purchase Plan in the future.

Description of General Terms of the Purchase Plan

         The Purchase Plan provides a mechanism whereby eligible employees of the Company may purchase the Company's common stock at a discount from the market price of the Company's stock. The shares under the Purchase Plan are offered to employees during six-month offering periods which generally commence on January 1 and July 1 of each calendar year. During each offering period, participating employees determine the amount of payroll deduction they wish to have made for the purpose of acquiring stock pursuant to the Purchase Plan.

         At the end of each offering period, the purchase price for shares being acquired pursuant to the Purchase Plan is determined. The applicable purchase price is 85% of the fair market value of a share of the Company's common stock determined either on the offering date (which is the first day of the offering period) or the exercise date (which is the last day of the offering period) which ever is lower.

         Purchase of shares pursuant to the Purchase Plan is made through payroll deductions made on each payday during the offering period in an amount not less than 1% and not more than 10% of such participant's compensation on each such payday. The maximum number of shares that a participant may purchase during each offering period shall be determined at the offering date by dividing $12,500 by the fair market value of a share of the Company's common stock on the offering date. During the offering period, each participant shall be granted an option to purchase on the exercise date a number of shares of the Company's common stock determined by dividing such participant's contributions accumulated during the offering period divided by the purchase price per share determined under the Purchase Plan's valuation provisions. Unless a participant withdraws from the plan, his or her option for the purchase of shares during the offering period will be exercised automatically on the exercise date of the offering period and the maximum number of full shares subject to option will be purchased at the applicable option price with the accumulated contributions in his or her account. Upon the death or termination of employment by the participant or the voluntary withdrawal from the Purchase Plan by the participant, all accumulated contributions held on behalf of such participant will be refunded to that participant or their beneficiaries.

         Shares acquired pursuant to the Purchase Plan are issued to the Participant as soon as practicable after the end of each offering period. As a condition upon issuance of the shares, each participant may be required to represent and warrant at the time of acquisition of the shares that such shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by the provision of any applicable securities laws.

         The Board of Directors of the Company may at any time terminate or amend the Purchase Plan which could include changing the length or frequency of offering periods or changing the eligibility criteria for the Purchase Plan. Individual accounts are maintained for each participant in the Purchase Plan and Statements of Account are given to each participant promptly following the end of each offering period.

         The Purchase Plan will continue in effect for a term of twenty years from the date of adoption unless terminated sooner by action of the Company's Board of Directors.

Federal Income Tax Consequences Relating to Purchase Plan

         The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

         If the participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the offering period in which such shares were acquired or within one (1) year after the purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal in amount to such excess.

         If the participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the offering period in which the shares were acquired and more than one (1) year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant's entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain subject to a maximum federal tax rate of 20% if the shares are held for more than one (1) year after the purchase date. The Company will not be entitled to an income tax deduction with respect to such disposition.

         If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired.

         A copy of the Purchase Plan as proposed to be amended may be obtained upon written request to the Company's Secretary at the address shown on page 1 of this Proxy Statement.

         The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the Amendment to the Purchase Plan.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 100,000 AND TO RESERVE SUCH SHARES FOR ISSUANCE UNDER THE PURCHASE PLAN.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year ending October 2, 1999, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         PricewaterhouseCoopers LLP has audited the Company's financial statements since fiscal 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 2, 1999.

                        SECURITY OWNERSHIP OF DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of January 4, 1999, by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended October 3, 1998, (collectively, the "Named Officers"), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                     Shares        Percentage
                                                  Beneficially    Beneficially
Beneficial Owner                                     Owned           Owned
----------------                                     -----           -----

Jeff Yuan-Kai Lin (1)(2)                           1,324,041          14.4%
Wilson Wong (3)                                    1,324,250          14.4%
Dr. Eugene C.Y. Duh(4)                             1,191,073          12.9%
OSE, Inc.(5)                                          71,665           *
MK GVD Fund(6)                                       500,000           5.4%
Michael D. Kaufman(7)                                 84,666           *
Edmond Tseng(8)                                       90,833           *
Cyrus Y. Tsui(9)                                      47,500           *
David K. Lam (10)                                     27,148           *
Robert Sheffield                                      18,000           *
Paul Smith                                                 0             0
William Leung(11)                                     94,889           1.0%
All directors and executive officers
  as a group (11 persons)                          4,774,065          51.8%


* Represents less than one percent of the outstanding Common Stock.

----------------------------------
(1) The address for Mr. Lin is Asante Technologies, Inc., 821 Fox Lane, San Jose, California 95131.
(2) Includes 1,041 shares issuable under stock options exercisable within 60 days of January 4, 1999.
(3) Mr. Wong was rehired by the Company effective September 10, 1998, in the position of Interim Vice President of Engineering . In addition and subsequent to year end, Mr. Wong was appointed as President, Chief Executive Officer, and Chairman of the Board. The address for Mr. Wong is 821 Fox Lane, San Jose, California 95131.
(4) The address for Dr. Duh is Orient Semiconductor Electronics, Ltd., No. 12-2 Nei Huang S. Rd., NEPZ Kaohsiung 81120, Taiwan, ROC.
(5) Dr. Duh is a Director and Mr. Tseng is President of OSE, Inc. As such, Dr. Duh and Mr. Tseng may be deemed to be beneficial owners of these shares.
(6) The address for MK GVD Fund and Mr. Kaufman is 2471 E. Bayshore Road, Suite 520, Palo Alto, California 94303. Mr. Kaufman and Gregory Lahann are general partners of MK GVD Management. Each of these individuals shares voting and investment power with respect to the shares held by MK GVD Fund, and therefore may be deemed to be beneficial owners of such shares.
(7) Includes 43,333 shares issuable under stock options exercisable within 60 days of January 4, 1999.
(8) Includes 47,500 shares issuable under stock options exercisable within 60 days of January 4, 1999.
(9) Represents shares issuable under stock options exercisable within 60 days of January 4, 1999.
(10) Includes 22,500 shares issuable under stock options exercisable within 60 days of January 4, 1999.
(11) Includes 85,665 shares issuable under stock options exercisable within 60 days of January 4, 1999.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth all  compensation  received by the Named
Officers for services rendered to the Company in all capacities for fiscal years ended September 28, 1996, September 27, 1997, and October 3, 1998:

                                                                                                 Long-Term
                                                     Annual Compensation                   Compensation Awards
                                        -------------------------------------------        -------------------
                                                                                                 Number
                                                                                   Restricted   of Shares
                                                                     Other Annual     Stock     Underlying   LTIP      All Other
Name and Principal Position             Year     Salary      Bonus  Compensation($)   Awards     Options    Payouts  Compensation(1)
---------------------------             ----     ------      -----  ---------------   ------     -------    -------  ---------------
Jeff Yuan-Kai Lin (2)                   1998    200,008     28,750        --           --           --         --         2059
President and Chief Executive Officer   1997    203,854     15,000        --           --           --         --        1,412
                                        1996    202,700      9,500        --           --         50,000       --        1,270


William Leung (3)                       1998    181,188     23,000        --           --         20,000       --        4,585
Vice President of Operations            1997    160,673     12,000        --           --         32,000       --        2,983
                                        1996    141,172     20,450        --           --           --         --        2,681


Robert Sheffield (4)                    1998    140,868     23,000        --           --           --         --        1,527
Chief Financial Officer                 1997    161,378     12,000        --           --         10,000       --        1,371
                                        1996     85,385      7,600        --           --        120,000       --          798


Paul Smith (5)                          1998    123,733     28,750        --           --           --         --          760
Senior Vice President of Marketing      1997    165,237     15,000        --           --         33,000       --        4,585
     and Sales                          1996    143,169     17,925        --           --         17,000       --          686

--------------------------------------------------------------
(1) Amount consists of premiums paid by the Company for life insurance, including compensation relating to over $50,000 Life Insurance and Executive Life.
(2) In January 1996, the Company agreed that Mr. Lin shall be paid an amount equal to his annual base salary and that his unvested options will be accelerated in the event Mr. Lin is terminated without cause.
(3)      Mr. Leung joined the Company on August 31, 1995.
(4) Mr. Sheffield joined the Company on March 6, 1996 and resigned effective June 30, 1998.
(5) Mr. Smith joined the Company on May 15, 1995 and resigned effective May 1, 1998.

Option Grants in Last Fiscal Year

         The following table sets forth certain information with respect to stock options granted to each of the Named Officers during the fiscal year ended October 3, 1998. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.


                                                  Option Grants in Last Fiscal Year

                                                                   Individual Grants
                                               ------------------------------------------------------------
                                                                                                              Potential Realizable
                                                                                                                Value at Assumed
                                                                                                                 Annual Rates of
                                                                                                                   Stock Price
                                              Number of                                                            Appreciation
                                                Shares   % of Total Options                                     for Option Term (3)
                                              Underlying     Granted to       Exercise                         --------------------
                                               Options      Employees in       Price
     Name                                      Granted     Fiscal Year(2)    Per Share      Expiration Date      5%            10%
     ----                                      -------     --------------    ---------      ---------------    ------         -----
Jeff Yuan-Kai Lin                                --              --              --               --             --             --
William Leung                                  20,000(1)       2.73%          $ 1.875          07/24/08        23,584         59,765
Robert Sheffield                                 --              --              --               --             --             --
Paul Smith                                       --              --              --               --             --             --

--------------------------------------------------
(1) All options were granted under either the Company's 1990 Plan or the Company's Key Executive Stock Plan and have exercise prices equal to the fair market value on the grant date. The options vest ratably over a four year period from the grant date and have a ten year term.
(2) Based on options to purchase an aggregate of 733,010 shares granted in fiscal 1998.
(3) Market value of option grants is based on the price of the last reported sale of the Company's Common Stock on the NASDAQ National Market of $1.44 per share on January 4, 1999.

Option Exercises and Holdings

         The following table provides information with respect to option exercises in fiscal 1998, by the Named Officers and the value of such officers' unexercised options at October 3, 1998:

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

                                                                                Number of Shares
                                                                            Underlying Unexercised          Value of Unexercised
                                                                                  Options at              In-the-Money Options at
                                                                                Fiscal Year-End            Fiscal Year-End (1)(2)
                                                                       -------------------------------  ---------------------------
                                           Shares
                                          Acquired        Value
     Name                                on Exercise     Realized      Exercisable       Unexercisable  Exercisable   Unexercisable
     ----                                -----------     --------      -----------       -------------  -----------   -------------
Jeff Yuan-Kai Lin                             --            --            33,333            16,667            --            --
William Leung                                 --            --            80,372            51,628            --            --
Robert Sheffield                              --            --              --                --              --            --
Paul Smith                                    --            --              --                --              --            --

------------------------------------
(1) Market value of unexercised options is based on the price of the last reported sale of the Company's Common Stock on the Nasdaq National Market of $1.53 per share on October 2, 1998 (the last trading day for fiscal 1998), minus the exercise price.

(2)      None of the options were in-the-money as of October 3, 1998.


Compensation Committee Interlocks and Insider Participation

         For the fiscal year ended October 3, 1998, the Compensation Committee consisted of Mr. Kaufman and Mr. Lam, neither of whom is an officer of the Company. The Company is not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company subcontracts the manufacturing of a substantial portion of its products through Orient Semiconductor Electronics, Ltd. ("OSE"). Under the Company's arrangement with OSE, the Company purchases certain components from third party vendors and sells these components to OSE at cost. OSE purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with OSE. During fiscal 1996, 1997 and 1998, the Company's purchases from OSE totaled $17.9 million, $16.8 million and $8.2 million, respectively. The Company's arrangement with OSE provides for payment terms of 45 days from date of receipt of product. The Company sells certain component parts to OSE with payment terms similar to those granted to the Company. OSE and its affiliates are significant stockholders of the Company. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

         Prior to his appointment as a Director in fiscal 1997, Mr. Lam provided business consulting services to the Company for which he was paid $20,000 and received 4,648 shares of the Company's restricted common stock. During the fiscal year 1998, Mr. Lam provided business consulting services to the Company for which he was paid $54,008 and an additional $6,500, which was earned by Mr. Lam in fiscal 1998, but paid in fiscal 1999.

On April 3, 1998, the Company made a loan of $75,000 to Ronald Volkmar, the Company's Vice President of Sales-Americas. The loan bears interest at 5.51% per annum and all principal and accrued interest is due on March 15, 2002. Mr. Volkmar was terminated on January 18, 1999, and all amounts remaining due became due and payable on that date.

         The information contained in the following report of the Board of Directors and the Performance Graph set forth on page 18, shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference into such filing.


             COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

         In fiscal 1998, the Compensation Committee ("Committee") consisted of Mr. Kaufman and Mr. Lam, neither of whom is or has been an employee of the Company. The Committee is responsible for reviewing the compensation and benefits for the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under the Company's 1990 Plan and Key Executive Stock Plan.

         The Committee held 1 meeting during fiscal 1998, the following report is submitted on behalf of the Board of Directors.

Compensation Policies

         The Company operates in the high technology industry, characterized by rapid changes and extreme competition. The Board's compensation philosophy is to provide cash and equity incentives to the Company's executive officers and other employees to attract highly qualified personnel in order to maintain the Company's competitive position. The Board's compensation program goals are to: attract, retain and motivate qualified executive officers and employees who contribute to the Company's long-term success; align the compensation of executive officers with the Company's business objectives and performance; and align incentives for executive officers with the interests of stockholders in maximizing value.

Compensation Components

         The compensation for executive officers generally consists of salary, annual incentives and stock option awards.

         Base Salary. The salaries of each of the executive officers of the Company are generally based on salary levels of similarly sized companies, primarily those located in Silicon Valley. The Committee reviews generally available surveys and other published compensation data. The compensation of the executive officers, including the Chief Executive Officer, are generally reviewed annually by the Committee and/or the Board and adjusted on the basis of performance, the Company's results for the previous year and competitive conditions.

         Bonuses. The Company's intention is to develop bonus compensation plans designed to reward the Company's executive officers based on the Company's financial performance. In April 1997, the Company established an updated bonus plan for fiscal 1997, under which the executive officers were eligible to earn quarterly cash bonus payments. Criteria for earning the bonuses under this plan consists of achieving certain operating profit levels and return on shareholder equity. This plan was approved by the Board of Directors in fiscal 1997, and replaced the Company's 1995 bonus plan.

         Equity-Based Compensation. The Company enables all eligible employees, including executive officers other than Mssrs. Lin and Wong, to purchase the Company's Common Stock at a discount by participating in the Company's 1993 Employee Stock Purchase Plan. In addition, the Company periodically grants to its executive officers stock options under the 1990 Plan, and the Key Executive Plan, and grants to other employees stock options under the 1990 Plan, in order to provide additional incentive for such persons. The Board believes that such incentive promotes the long-term interests of the Company's stockholders. Options generally vest over a four-year period to encourage option holders to continue employment with the Company. In granting options, the Committee takes into account each individual's level of responsibility within the Company and such individual's expected future contribution, as well as the number of shares and outstanding options already held by the individual. The Board has adopted a stock option grant policy, pursuant to which employees (including officers except for Mssrs. Lin and Wong) may receive annual stock option grants, generally on their review date with the Company, in amounts based on certain criteria including continuous time with the Company, current salary, responsibilities, and job performance. Employees may also be entitled to receive additional option grants where the employee's job has significantly changed through growth or promotion. The exercise price of all options is the market price on the date of grant.

Compensation of Chief Executive Officer

         The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. Under the fiscal 1997 bonus plan described above, Mr. Lin earned a bonus of $28,750 in fiscal 1998. The Committee based this bonus on results of operations of the Company for fiscal 1997.

Report on Repricing of Stock Options

Subsequent to the Company's 1998 fiscal year-end, the Compensation Committee determined to offer a repricing of the Company's outstanding stock options issued pursuant to the 1990 Stock Option Plan and Key Executive Option Plan. The repricing included a new 4-year vesting schedule commencing November 23, 1998 for those who elected to reprice. Those options electing to be repriced were repriced to the closing price of the Company's stock listed on the NASDAQ NMS as of November 20, 1998 (which was $2.50/share). A report by the Compensation Committee regarding this repricing will be contained in the Proxy Statement for fiscal year 1999.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1,000,000, unless compensation is performance-based and meets certain specified conditions (including stockholder approval). Based on the Company's current compensation plans and policies and the transition rules of Section 162(m), the Company and the Board do not anticipate, for the near future, that the Company will lose any significant tax deduction for executive compensation.

This report presented herein was approved by a motion of the Board of Directors.


                                                  FOR THE COMPENSATION COMMITTEE
                                                  Michael Kaufman
                                                  David Lam

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Asante Technologies, Inc., the NASDAQ Composite Total Return Index (US) and the Hambrecht & Quist
Technology  Index.  The graph  assumes that $100 was  invested in the  Company's
Common Stock,  the NASDAQ  Composite Total Return Index (US) and the Hambrecht &
Quist Technology Index from the date of the Company's initial public offering, December 10, 1993, through October 2, 1998, the last trading day of the Company's 1998 fiscal year. Because the Company effected its initial public offering on December 10, 1993, the information in the graph is provided in quarterly intervals. Historic stock price performance is not necessarily indicative of future stock price performance.

THE H&Q TOTAL RETURN GROWTH & TECHNOLOGY INDICES

Asante Technologies Inc (ASNT)

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                                                     Cumulative Total Return
                              ---------------------------------------------------------------------------------------------------
                                12/10/93    12/93     3/94    6/94     9/94    12/94     3/95     6/95     9/95    12/95     3/96

ASANTE TECHNOLOGIES, INC          100.00   106.38    73.40   61.70    45.74    36.17    35.11    40.43    65.96    69.15    53.19

NASDAQ STOCK MARKET (U.S.)        100.00   102.05    97.76   93.19   100.91    99.76   108.77   124.41   139.40   141.09   147.67

HAMBRECHT & QUIST TECHNOLOGY      100.00   102.88   106.67   97.59   111.28   123.59   138.39   172.64   195.11   184.79   188.35


                                                             Cumulative Total Return
                                 -------------------------------------------------------------------------------
                                  6/96    9/96    12/96    3/97    6/97    9/97   12/97    3/98    6/98     9/98

ASANTE TECHNOLOGIES, INC.         56.91    56.38   40.43   33.51   46.81   46.81   30.85   29.26   19.15   14.89

NASDAQ STOCK MARKET (U.S.)       159.72   165.38  173.51  164.09  194.17  227.01  212.88  249.02  256.22  232.04

HAMBRECHT & QUIST TECHNOLOGY     201.76   214.18  229.67  218.91  263.49  319.34  269.26  326.03  333.78  296.70

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of copies of such forms received by it, or on written representations from certain reporting persons that no other filings were required for such persons, the Company believes that, during the year ended October 3, 1998, its executive officers, directors and 10% stockholders complied all applicable Section 16(a) filing requirements.


                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                                      For the Board of Directors

                                                      Raj Matthew
                                                      Secretary


Dated: January 25, 1998